EXHIBIT 99.1

        American River Bankshares Announces Re-election of Directors and the Ratification of Perry-Smith LLP as Independent Public Accountants

Sacramento, CA, May 19, 2006 - The Board of Directors of American River Bankshares (Nasdaq: AMRB), announced the re-election of four Directors at the Annual Meeting held yesterday at North Ridge Country Club, 7600 Madison Avenue, Fair Oaks, California.

Shareholders re-elected Charles D. Fite, David T. Taber, Stephen H. Waks and Michael A. Ziegler as Director, each of whose current term expired at the 2006 Annual Meeting. All new terms will expire in 2008. Directors continuing in office through 2007 are Amador S. Bustos, Robert J. Fox, William A. Robotham and Roger J. Taylor, DDS.

Additionally, the selection of Perry-Smith LLP as independent public accountants for American River Bankshares was ratified by a majority of votes cast. Perry-Smith LLP has served as independent public accountants for the Company since 1990.

In his annual report to shareholders, David Taber, President and CEO of American River Bankshares, said: "Year after year, I address shareholders and clients with the same story. American River Bankshares' success is reliant on our ability to build relationships and so our Company's strategy remains focused on attracting and retaining the best people to provide each of our clients with high-quality financial solutions and exceptional service".

He continued: "A softening real estate market and a flat yield curve are industry challenges that we'll face in 2006. But we believe that our consistent approach to smart growth and solidly underwritten loans will serve us well in the years to come".

About American River Bankshares
-------------------------------
American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-565-6100 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statement
-------------------------
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and in reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.


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